UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 22, 2026

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40715	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 Edina Industrial Blvd. Suite 575 Edina, Minnesota	55439
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Joseph Jasper

Effective September 22, 2026, Joseph Jasper resigned as a member of the Board of Directors (the “Board”) of PetVivo Holdings, Inc., a Nevada corporation (the “Company”). Mr. Jasper’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board expresses its appreciation to Mr. Jasper for his leadership, guidance and contributions during his tenure on the Board.

Appointment of Michael K. Handley

Effective September 22, 2026, the Board appointed Michael K. Handley as a director of the Company to fill the vacancy created by Mr. Jasper’s resignation, thereby maintaining the size of the Board at six directors. Mr. Handley will serve until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Handley is a life sciences executive and board director with more than 25 years of experience in the biotechnology, pharmaceutical and medical device industries. He has raised more than $700 million in public and private capital, supported more than 80 global product launches, and led or contributed to transactions with an aggregate value exceeding $4 billion. His experience includes corporate strategy and governance, capital markets, investor relations, mergers and acquisitions, licensing, clinical development, regulatory affairs, commercialization and global operations.

Mr. Handley served as Chief Executive Officer and a director of Valion Bio, Inc. from March to August 2026 and as its Chief Operating Officer and President of Statera Biopharma from February 2025 to March 2026. From July 2021 to February 2025, he served as President, Chief Executive Officer and Chairman of Statera Biopharma, Inc. He previously served as Chief Executive Officer and a director of Immune Therapeutics, Inc. from July 2019 to March 2020 and of Armis Biopharma from 2012 to 2018. Mr. Handley helped found Vessix Vascular, Inc. in 2011 and served as its Vice President of Clinical, Quality and Regulatory until its acquisition by Boston Scientific Corporation in 2012. He also served as Global Head of Regulatory at Acclarent, Inc. and held senior executive positions at Spectranetics Corporation, Accelapure Corporation, Genentech, Inc., Amgen Inc. and Gliatech Inc.

Mr. Handley graduated cum laude from Colorado State University with a B.S. in Molecular Biology and Physiology and minors in Chemistry and Neuroanatomy. He attended the Executive MBA program at Pepperdine University and completed the Global C-Suite Program at the Wharton School of the University of Pennsylvania. He has served on corporate and nonprofit boards, taught in Colorado State University’s Regulatory Affairs Program, lectured at Drexel University’s LeBow College of Business, and is an inventor and author of issued patents, published patent applications and peer-reviewed scientific publications.

Mr. Handley’s extensive life sciences leadership experience, together with his background in capital raising, strategic transactions, regulatory affairs and commercialization, were material factors in the Board’s determination that he is qualified to serve as a director of the Company.

Mr. Handley will initially serve as a non-employee director and receive compensation consistent with that of the Company’s other non-employee directors, prorated for his period of service. The Company’s non-employee director compensation program is described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2025. His compensation for Board service may be adjusted by the Board in connection with any subsequent employment by the Company or one of its subsidiaries.

There are no arrangements or understandings between Mr. Handley and any other persons pursuant to which he was selected as a director of the Company and there are no transactions or proposed transactions in which Mr. Handley has a direct or indirect interest requiring disclosure under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K. Mr. Handley does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

At this time, Mr. Handley has not been appointed to any committees.

The press release announcing his appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated September 22, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: September 22, 2026	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer